CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sunstock, Inc. (the “Company”) on Form S-8 (No. 333-213455), pertaining to the Company’s registration of shares of the Employees, Officers, Directors, and Consultants Stock Plan for the Year 2016 and Form S-8 (No. 333-218930) of our report dated April 6, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, which report is included in the Annual Report on Form 10-K filed on April 6, 2018.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

April 6, 2018